Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 17, 2014 (this “Agreement”), is by and among Photon Acquisition Corporation, a Delaware corporation (“Purchaser”), and each of the Persons identified on Schedule I hereto (collectively, the “Shareholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Purchaser and EMCORE Corporation, a New Jersey corporation (the “Seller”), are entering into an Asset Purchase Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Asset Purchase Agreement”), pursuant to which, among other things, Purchaser will acquire certain of the assets and assume certain of the liabilities of the Business (such acquisition, the “Transaction”);

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the number of shares of Common Stock set forth opposite such Shareholder’s name on Schedule I hereto;

WHEREAS, Purchaser and each Shareholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, as a condition and inducement to the willingness of Purchaser to enter into the Asset Purchase Agreement, Purchaser has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement and abide by the covenants and agreements with respect to the Covered Shares set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

VOTING

1.01 Agreement to Vote. Without in any way limiting any Shareholder’s right to vote such Shareholder’s Covered Shares on any other matters that may be submitted to a shareholder vote, consent or other approval, each Shareholder hereby agrees that during the term of this Agreement, at the Seller Shareholder Meeting and at any other meeting of the shareholders of Seller, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Seller, such Shareholder shall, in each case to the fullest extent that such Shareholder’s Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares as to which such Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of such Shareholder’s Covered Shares that are entitled to vote, in each case:

(i) in favor of the approval of the Asset Purchase Agreement or approval of the Transaction, and the other transactions contemplated by the Asset Purchase Agreement;

(ii) against any action or agreement that would reasonably be expected to result in any condition set forth in Section 10.2 of the Asset Purchase Agreement not being fulfilled;

(iii) against any Alternative Transaction Proposal; and

(iv) against any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Asset Purchase Agreement;

provided, however, that notwithstanding anything to the contrary in this Agreement, the provisions of clauses (ii) and (iv) of this Section 1.01(b) shall not apply to (x) the sale or disposition by way of asset sale (including a sale of equity securities of any Subsidiary) of any part, or all, of Seller’s Other Businesses so long as clause (i) of the definition of Alternative Transaction Proposal (as set forth in the Asset Purchase Agreement) is not satisfied, (y) any transaction that is conditioned on the consummation of the transactions contemplated by the Asset Purchase Agreement, including, without limitation, any investment in or tender offer for Common Stock or other equity securities of Seller or any merger, consolidation, recapitalization or other business combination involving Seller or any of its Subsidiaries or any sale of all or substantially all of the assets of Seller and its Subsidiaries, or (z) solely with respect to the Becker Drapkin Shareholders, to the extent required by the Standstill Agreement, any election of directors nominated by the board of directors of Seller.

1.02 Proxy. By entering into this Agreement, each Shareholder hereby grants a proxy, coupled with an interest, appointing Purchaser, with full power of substitution and re-substitution, as such Shareholder’s attorney-in-fact and proxy, for and in such Shareholder’s name, to be counted as present and to vote or otherwise to act on behalf of such Shareholder with respect to such Shareholder’s Covered Shares with respect to the matters set forth in, and in the manner contemplated by Section 1.01, provided, however, that the foregoing shall only be effective if such Shareholder fails to vote such Shareholder’s Covered Shares in accordance with Section 1.01 at least ten business days prior to the date of the Seller Shareholder Meeting or such other shareholder meeting of Seller, as applicable, or otherwise fails to provide evidence of such Shareholder’s compliance with its obligations under Section 1.01 in form and substance reasonably acceptable to Purchaser. The proxy granted by each Shareholder pursuant to this Section 1.02 is, subject to Section 5.01, irrevocable and is coupled with an interest, and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of Purchaser entering into this Agreement and the Asset Purchase Agreement. Each Shareholder shall revoke any and all prior proxies granted by each Shareholder with respect to the Covered Shares. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of any Shareholder. Each Shareholder agrees, subject to Section 5.01, from the date hereof until the termination of this Agreement, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 1.02.

1.03 No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement and, solely with respect to clauses (a) and (b) of this Section 1.03 with respect to the Becker Drapkin Shareholders, the Standstill Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares except with respect to matters that do not breach in any material respect the voting obligations set forth in Section 1.01 and (c) has not taken and shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing any of its or his material obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Becker Drapkin Shareholders hereby represents and warrants on a joint and several basis as to the Becker Drapkin Shareholders, and each other Shareholder hereby represents and warrants on a several and not joint basis, in each case, to Purchaser as follows:

2.01 Organization; Authorization; Validity of Agreement; Necessary Action.

(a) Solely with respect to each Becker Drapkin Shareholder, (i) such Shareholder has all requisite corporate or other power and authority necessary in order to execute and deliver, and perform such Shareholder’s obligations under, this Agreement and to consummate the transactions contemplated by this Agreement; and (ii) the execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of such Shareholder’s obligations hereunder and the consummation by such Shareholder of the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or other entity action and no other corporate or other entity actions on the part of or with respect to such Shareholder are necessary to authorize this Agreement, the performance by such Shareholder of such Shareholder’s obligations hereunder or the consummation by such Shareholder of the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). If such Shareholder is a natural person, if such Shareholder is married and the Covered Shares of such Shareholder constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

2.02 Ownership. Schedule I sets forth opposite such Shareholder’s name the number of shares of Common Stock over which such Shareholder has Beneficial Ownership as of the date hereof. Such Shareholder’s Existing Shares are, and from the date hereof through and at all times during the term of this Agreement will be, Beneficially Owned by such Shareholder or such Shareholder’s Permitted Transferees. Any Covered Shares of such Shareholder acquired after the date hereof will be from and after such date through and at all times during the term of this Agreement Beneficially Owned by such Shareholder or such Shareholder’s Permitted Transferees. Such Shareholder has and, solely with respect to the Becker Drapkin Shareholders, subject to the terms and provisions of the Standstill Agreement, will have at all times during this Agreement, the sole power to vote and dispose of such Shareholder’s Existing Shares. Such Shareholder has valid title to such Shareholder’s Existing Shares, free and clear of any Liens other than those created pursuant to the express terms of this Agreement or, in the case of the Becker Drapkin Shareholders, the Standstill Agreement. As of the date hereof, neither such Shareholder nor any affiliate of such Shareholder Beneficially Owns or holds, any right to acquire any additional shares of Common Stock or any other voting securities of Seller or its Subsidiaries, including, without limitation, pursuant to any option agreements (other than, pursuant to grants made in connection with any Shareholder’s service as a director of the Issuer, and, solely with respect to the Becker Drapkin Shareholders, pursuant to the terms and provisions of the Standstill Agreement). Such Shareholder has and will have at all times during this Agreement the complete and exclusive power, individually or together with one or more other affiliated Shareholders party hereto, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article I and agree to all matters set forth in this Agreement. Except for this Agreement and, solely with respect to the Becker Drapkin Shareholders, the Standstill Agreement, none of the Covered Shares is (and no Covered Shares will be during the term of this Agreement) subject to any proxy, voting trust, power of attorney or other Contract with respect to the voting of such Covered Shares.

2.03 No Violation. The execution, delivery and performance of this Agreement by such Shareholder, and the consummation by such Shareholder of the other transactions contemplated hereby, do not and will not (a) result in any violation of any Law applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound or (b) taking into account, with respect to the Becker Drapkin Shareholders, the Standstill Waiver, result in any breach or violation of any organizational document of such Shareholder or any Contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.04 Governmental Consents and Approvals. Except for any filings required by or advisable under applicable securities Laws, the execution, delivery and performance of this Agreement by such Shareholder, and the consummation by such Shareholder of the other transactions contemplated hereby, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to any Governmental Authority.

2.05 Standstill Waiver. Solely with respect to the Becker Drapkin Shareholders, each such Shareholder has obtained from Seller a waiver (the “Standstill Waiver”) of any potential breach or violation of the Standstill Agreement that may be deemed to result from the execution, delivery or performance of this Agreement by the Becker Drapkin Shareholders.

2.06 Absence of Litigation. There is no Action pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that could reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.07 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder for which Seller could have any liability.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Shareholder as follows:

3.01 Organization; Authorization; Validity of Agreement; Necessary Action. Purchaser is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.02 No Violation. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the other transactions contemplated hereby, do not and will not (a) result in any violation of any Law applicable to Purchaser or by which any of its assets or properties is bound or (b) result in any breach or violation of any organizational document of Purchaser or any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

OTHER COVENANTS

4.01 Prohibition on Transfers, Other Actions. Other than a Permitted Transfer, during the term of this Agreement, each Shareholder hereby agrees not to (i) Transfer any of its Covered Shares, Beneficial Ownership thereof or any other interest therein; (ii) grant any proxies or enter into any voting trust, power of attorney or other Contract with respect to the voting of any Covered Shares (except as otherwise provided herein); (iii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with in any material respect or would reasonably be expected to violate or conflict with in any material respect, or result in or give rise to a violation of or conflict with in any material respect, such Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (iv) take any other action that could materially restrict or otherwise materially affect such Shareholder’s legal power, authority and right to comply with and perform in all material respects its or his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void. Except as specifically permitted by Section 4.03, each Shareholder also agrees not to engage in any transaction with respect to any of the Covered Shares with the purpose or intention of depriving Purchaser of the intended benefits of this Agreement. Each Shareholder hereby authorizes Purchaser to direct Seller to impose stop orders to prevent the Transfer of any Covered Shares on the books of Seller in violation of this Agreement.

4.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.03 No Solicitation. Each Becker Drapkin Shareholder agrees to comply with the obligations applicable to Seller’s Representatives pursuant to Section 7.4 of the Asset Purchase Agreement as if it were a party thereto. Notwithstanding the preceding sentence, solely to the extent Seller is permitted to take the actions set forth in Section 7.4 of the Asset Purchase Agreement with respect to an Alternative Transaction Proposal and subject to the Becker Drapkin Shareholders having complied in all material respects with this Section 4.03 (provided that the Becker Drapkin Shareholders shall not have intentionally breached any covenant or agreement set forth in this Section 4.03), the Becker Drapkin Shareholders and their respective Representatives may participate in any discussions or negotiations regarding such Alternative Transaction Proposal with the Person making such Alternative Transaction Proposal and otherwise take action to the extent the Company may take such action; provided that such action by the Becker Drapkin Shareholders and their respective Representatives would be permitted to be taken by the Company pursuant to Section 7.4 of the Asset Purchase Agreement.

4.04 Notice of Acquisitions. During the term of this Agreement, each Shareholder hereby agrees to promptly disclose to Purchaser in writing the number of any additional shares of Common Stock or other voting securities of Seller of which such Shareholder acquires Beneficial Ownership on or after the date hereof.

4.05 Shareholder Capacity. Each Shareholder has entered into this Agreement solely in such Shareholder’s capacity as beneficial owner of the Covered Shares (and not in any other capacity, including, any capacity as a director or officer of Seller) and nothing herein shall limit or affect any actions taken by such Shareholder, or require such Shareholder or its representatives to take any action, in such Shareholder’s or such representative’s capacity as a director or officer of Seller and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any such Person in such capacity shall not be deemed to constitute a breach of this Agreement.

4.06 Reserved.

4.07 Further Assurances.

(a) Without limiting the foregoing, each Shareholder hereby (i) authorizes Purchaser and Seller to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Shareholder’s identity and ownership of such Shareholder’s Covered Shares and the nature of such Shareholder’s obligations under this Agreement, including the disclosure and filing of this Agreement and any other information required to be disclosed by applicable Law or in connection with the Asset Purchase Agreement (including any consents obtained in connection with the Asset Purchase Agreement) and (ii) agrees to promptly provide Purchaser with any information reasonably requested in connection with the matters described in clause (i).

(b) Each Shareholder, to the extent reasonably requested by Purchaser, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions, in each case to the extent reasonably necessary to comply with its obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.01 Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Closing; (ii) the date of termination of the Asset Purchase Agreement in accordance with its terms; (iii) any change to the terms of the Asset Purchase Agreement without the prior written consent of the Shareholders that (A) reduces the Final Purchase Price (subject to adjustments in compliance with Section 3.2 of the Asset Purchase Agreement) or

(B) changes the form of consideration payable in the Asset Purchase Agreement; or (iv) the mutual written consent of the Purchaser and any Shareholder. Upon termination pursuant to this Section 5.01, this Agreement shall terminate and be of no further force or effect; provided, however, that the provisions of this Article V shall survive any termination of this Agreement. Nothing in this Section 5.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for material breach of this Agreement.

5.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Purchaser shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.03 Modification or Amendment. Subject to the provisions of applicable Law, the parties hereto may modify or amend this Agreement by written agreement executed by each party hereto.

5.04 Waiver; Extension. At any time prior to the termination of this Agreement the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with covenants and agreements of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.05 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.06 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT WITH RESPECT TO MATTERS UNDER THE NEW JERSEY BUSINESS CORPORATION ACT RELATING TO THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED UNDER THE ASSET PURCHASE AGREEMENT, WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.07 of this Agreement.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06.

5.07 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, delivery of which is confirmed electronically, or by overnight courier:

If to Purchaser, to:

Photon Acquisition Corporation

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

New York, NY 10022

Attn: Ramzi M. Musallam

Facsimile Number: (212) 688-0020

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: John M. Pollack, Esq.

fax: (212) 593-5955

If to any Shareholder, to the address of such Shareholder set forth on Schedule I hereto, with a copy (which shall not constitute notice) to:

EMCORE Corporation

2015 Chestnut Street

Alhambra, California 91803

Attn: C.E.O.

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attn: Brian J. McCarthy and

Andrew D. Garelick

fax:    (213) 621-5070

          (213) 621-5124

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Richard J. Birns

Fax:    (212) 716-0830

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the U.S. mail, if sent by registered or certified mail, postage prepaid; upon confirmation of successful transmission if sent by facsimile

(provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

5.08 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief as provided herein to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without the posting of any bond), this being in addition to any other remedy to which they are entitled at law or in equity.

5.09 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

5.10 No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person.

5.11 Definitions; Construction.

(a) Asset Purchase Agreement Definitions. For the purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

(b) Other Definitions. As used herein:

“Becker Drapkin Shareholders” means, collectively, Becker Drapkin Management, L.P., a Texas limited partnership; Becker Drapkin Partners (QP), L.P., a Texas limited partnership; Becker Drapkin Partners, L.P., a Texas limited partnership; and BC Advisors, LLC, a Texas limited liability company.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such securities; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such securities; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means Common Stock as defined in the Asset Purchase Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Common Stock may be reclassified, sub-divided, consolidated or converted and all shares or other voting securities convertible into or exercisable or exchangeable for Common Stock and in each case any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Common Stock and entitled to vote in respect of the matters contemplated by Article I.

“Covered Shares” means, with respect to any Shareholder, such Shareholder’s Existing Shares, together with any outstanding shares of Common Stock that such Shareholder acquires Beneficial Ownership of on or after the date hereof.

“Existing Shares” means, with respect to any Shareholder, the number of outstanding shares of Common Stock Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder’s name on Schedule I hereto.

“Permitted Transfer” means, in each case, with respect to any Shareholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Shareholder is and at all times has been in compliance with this Agreement, (A) any Transfer of Covered Securities by such Shareholder to (x) an affiliate of such Shareholder, (y) by will or by operation of law or other Transfers to immediate family members, trusts for the benefit of Shareholder or any immediate family member of Shareholder or other Transfers for estate planning purposes, or upon the death of Shareholder, or (z) in connection with bona fide gifts to charitable organizations or other gift Transfers, so long as such in connection with such Transfers described in (x), (y) or (z), such transferee executes a joinder to this Agreement pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions applicable to such Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from its or his obligations under this Agreement, other than with respect to the Common Stock transferred in accordance with the foregoing provision (B) with respect to any Shareholder’s stock options which expire on or prior to the Closing Date and any restricted securities that vest on or prior to the Closing, Transfers of Covered Shares to the Seller (I) in payment of the exercise price applicable to each such stock options or (II) in order to satisfy required withholding taxes applicable upon the exercise of such stock options or the vesting of such restricted securities, and (C) other Transfers of Covered Shares as Parent may otherwise agree in writing in its sole discretion.

“Standstill Agreement” means that certain Agreement dated as of December 4, 2013 by and among Seller, Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, and Becker Drapkin Partners, L.P., a Texas limited partnership.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), or to enter into any Contract with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise). In the event that any Shareholder that is a corporation, partnership, limited liability company or other legal entity ceases to be controlled by the Person controlling such Shareholder as of the date of this Agreement, such event shall be deemed to constitute a “Transfer”.

(c) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

5.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of Law or otherwise) (a) by any Shareholder without the prior written consent of Purchaser or (b) by Purchaser without the prior written consent of each Shareholder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5.14 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

5.15 Expenses. All costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

5.16 Shareholders’ Liability. Whether or not expressly stated, the representations and warranties, covenants, agreements, obligations and liabilities of the Shareholders pursuant to this Agreement shall be several but not joint, except for the representations and warranties, covenants, agreements, obligations and liabilities of the Becker Drapkin Shareholders, which shall be joint and several as to the Becker Drapkin Shareholders.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

PHOTON ACQUISITION CORPORATION

By:	/s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: President

BECKER DRAPKIN MANAGEMENT, L.P.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS (QP), L.P.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS, L.P.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BC ADVISORS, LLC

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

HONG Q. HOU, PH.D

By:	/s/ Hong Q. Hou
Name: Hong Q. Hou, Ph.D

Signature Page to Voting Agreement

SCHEDULE I

Ownership of Common Stock

Shareholder	Common Shares Beneficially Owned	Notice Address
Becker Drapkin Management, L.P.	826,514	500 Crescent Court Suite 230 Dallas, Texas 75201
Becker Drapkin Partners (QP), L.P.	2,077,849	500 Crescent Court Suite 230 Dallas, Texas 75201
Becker Drapkin Partners, L.P.	292,742	500 Crescent Court Suite 230 Dallas, Texas 75201
BC Advisors, LLC	0	500 Crescent Court Suite 230 Dallas, Texas 75201
Hong Q. Hou, Ph.D	381,308	11735 Sky Valley Way NE Albuquerque, NM 87111